Exhibit 10.2

Time-Based Form

CSS INDUSTRIES, INC.

2013 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT

This RESTRICTED STOCK UNIT GRANT, dated as of             (the “Date of Grant”), is delivered by CSS Industries, Inc. (the “Company”) to                      (the “Grantee”).

RECITALS

WHEREAS, the Human Resources Committee of the Board of Directors of the Company (the “Committee”) has determined to grant the Grantee stock units that will be converted to shares of common stock of the Company, par value $0.10 per share, (the “Company Stock”); and
WHEREAS, the Committee has determined that the stock units granted to the Grantee shall be issued under the CSS Industries, Inc. 2013 Equity Compensation Plan (the “Plan”) and the terms and conditions of such stock units shall be memorialized in this Stock Unit Grant (the “Grant”).
NOW, THEREFORE, the parties to this Grant, intending to be legally bound hereby, agree as follows:
1.Grant of Stock Units. Subject to the terms and conditions set forth in this Grant and the Plan, the Company hereby grants to the Grantee              stock units (collectively, the “Restricted Stock Units”). Each Restricted Stock Unit (a “Unit”) shall be a phantom right and shall be equivalent to one share of Company Stock on the applicable Redemption Date (as defined below).
2.    Restricted Stock Unit Account. The Company shall establish and maintain a Restricted Stock Unit account as a bookkeeping account on its records (the “Restricted Stock Unit Account”) for the Grantee and shall record in such Restricted Stock Unit Account the number of Restricted Stock Units granted to the Grantee. The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this grant or the Restricted Stock Unit Account established for the Grantee.
3.    Vesting.
(a)                 percent (___%) of the Restricted Stock Units shall become vested on the              anniversary of the Date of Grant (the “First Service Date”), provided the Grantee continues to be Employed by the Employer (as defined in the Plan) from the Date of Grant through the First Service Date.

(b)    The remaining          percent (___%) of the Restricted Stock Units shall become vested on the              anniversary of the Date of Grant (the “Second Service Date”), provided the Grantee continues to be Employed by the Employer from the Date of Grant through the Second Service Date.
(c)    Notwithstanding subparagraphs (a) and (b) above, unless the Committee determines to not accelerate the vesting of the Restricted Stock Units prior to the occurrence of a Change of Control (as defined in the Plan), if a Change of Control occurs while the Grantee is Employed by the Employer, then any Restricted Stock Units which have not become vested as a result of subparagraphs (a) and (b) above, shall become vested on the date of such Change of Control.
(d)    If at any time prior to the date on which the Restricted Stock Units become vested as provided in this Paragraph 3, the Grantee ceases to be Employed by the Employer for any reason or no reason, all of the Restricted Stock Units subject to this Grant that have not vested will be immediately forfeited and the Grantee shall have no rights with respect to the redemption of any portion of such forfeited Restricted Stock Units.
(e)    The applicable date, if any, on which the Restricted Stock Units become vested as provided in this Paragraph 3 shall hereinafter be referred to as the “Vesting Date”.
4.    Redemption. The Restricted Stock Units that become vested pursuant to Paragraph 3 above shall be redeemed by the Company on the applicable Vesting Date, or as soon as administratively practicable thereafter, but not later than thirty (30) days following the applicable Vesting Date, if the Grantee continues to be Employed by the Employer, from the Date of Grant to the applicable Vesting Date (each such date, the “Redemption Date”). On the respective Redemption Date, all Restricted Stock Units that have become vested pursuant to Paragraph 3 will be redeemed and converted to an equivalent number of shares of Company Stock, and the Grantee shall receive a single sum distribution of such shares of Company Stock, which shall be issued under the Plan.
5.    Change of Control. The provisions set forth in the Plan applicable to a Change of Control shall apply to the Restricted Stock Units, and, in the event of a Change of Control, in addition to Paragraph 3(c) above, the Committee may take such actions as it deems appropriate pursuant to the Plan and is consistent with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable.
6.    Acknowledgment by Grantee. By accepting this Grant, the Grantee acknowledges that with respect to any right to redemption pursuant to this Grant, the Grantee is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Grantee hereby covenants for himself or herself, and anyone at any time claiming through or under the Grantee not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Grantee also hereby acknowledges and agrees that the Grantee will indemnify the Employer (as defined in the Plan) and hold the Employer free and harmless of, from and against any and all losses, damage, obligation or liability, and all costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith, which may be suffered or incurred on account or by reason of any act or omission of the Grantee or the Grantee’s heirs, executors, administrators, personal representatives, successors and assigns in breach or violation of the provisions of the Plan or the agreements of the Grantee set forth herein. The Grantee also acknowledges receipt of a copy of the Plan and agrees to be bound by the terms of the Plan and this Grant. The Grantee further agrees to be bound by the determinations and decisions of the Committee with respect to this Grant and the Plan and the Grantee’s rights to benefits under this Grant and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under this Grant and the Plan on behalf of the Grantee.
7.    Restrictions on Issuance or Transfer of Shares of Company Stock.
(a)    The obligation of the Company to deliver shares of Company Stock upon the redemption of the Restricted Stock Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares of Company Stock pursuant to this Grant is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.
(b)    As a condition to receive any shares of Company Stock on the Redemption Date, the Grantee agrees to be bound by the Company’s policies regarding the transfer of the shares of Company Stock and understands that there may be certain times during the year in which the Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares of Company Stock.
(c)    As soon as administratively practicable following the Redemption Date, a certificate representing the shares of Company Stock that are redeemed shall be issued to the Grantee.

8.    Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Grant and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Grant, capitalized terms used in this Grant shall have the meanings set forth in the Plan. This Grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Grantee’s acceptance of this Grant is the Grantee’s agreement to be bound by the interpretations and decisions of the Committee with respect to this Grant and the Plan.
9.    No Rights as Stockholder. The Grantee shall not have any rights as a stockholder of the Company, including the right to any cash dividends, or the right to vote, with respect to any Restricted Stock Units.
10.    No Rights to Continued Employment or Service. This Grant shall not confer upon the Grantee any right to be retained in the employment or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
11.    Assignment and Transfers. No Restricted Stock Units awarded to the Grantee under this Grant may be transferred, assigned, pledged, or encumbered by the Grantee and a Restricted Stock Unit shall be redeemed during the lifetime of the Grantee only for the benefit of the Grantee. Any attempt to transfer, assign, pledge, or encumber the Restricted Stock Unit by the Grantee shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Grant may be assigned by the Company without the Grantee’s consent.
12.    Withholding. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant, vesting and redemption of the Restricted Stock Units. Any tax withholding obligation of the Employer with respect to the redemption of the Restricted Stock Units shall be satisfied by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

13.    Effect on Other Benefits. The value of shares of Company Stock distributed with respect to the Restricted Stock Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company or the Employer. Neither shall such value be considered part of the Grantee’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.
14.    Applicable Law; Entire Agreement. The validity, construction, interpretation and effect of this Grant shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof. This Grant, together with the Company’s Non-Disclosure and/or Non-Competition Agreement (or, if applicable, the Non-Disclosure Agreement) provided to the Grantee herewith, the provisions of which are incorporated herein by reference, sets forth the entire agreement of the parties with respect to the subject matter hereof and may not be changed or terminated except by a writing signed by the Grantee and the Company. This Grant and any undertakings and indemnities delivered hereunder shall be binding upon and shall inure to the benefit of the Grantee and the Grantee’s heirs, distributees and personal representatives and to the Company, its successors and assigns.
15.    Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Secretary at the Company’s corporate headquarters, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll records of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
16.    Section 409A of the Code. This Grant is not intended to constitute or result in deferred compensation subject to the requirements of section 409A of the Code. However, to the extent any amount payable under this Grant is subsequently determined to constitute deferred compensation subject to the requirements of section 409A of the Code, this Grant shall be administered in accordance with the requirements of section 409A of the Code. In such case, distributions made under this Grant may only be made in a manner and upon an event permitted by section 409A of the Code. To the extent that any provision of this Grant would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of this Grant to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of distribution. This Grant may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code. All redemptions pursuant to this Grant shall be deemed as a separate payment.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Grant effective as of the Date of Grant.

ATTEST	CSS INDUSTRIES, INC.

(Corporate Seal)

____________________________	By: __________________________________

I hereby accept the grant of Restricted Stock Units described in this Restricted Stock Unit Grant. I have read the terms of the Plan and this Restricted Stock Unit Grant, and agree to be bound by the terms of the Plan and this Restricted Stock Unit Grant and the interpretations of the Committee with respect thereto.

ACCEPTED:

_______________________________________
______________________________ (Grantee)

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